Exhibit 10.5

INSMED INCORPORATED

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE 2017 INCENTIVE PLAN

No. of shares subject to Option:

THIS AGREEMENT dated this                   , between INSMED INCORPORATED, a Virginia corporation (the “Company”), and                    (“Participant”), is made pursuant and subject to the provisions of the Insmed Incorporated 2017 Incentive Plan, as amended (the “Plan”), a copy of which has been made available to the Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of any employment, consulting or similar services agreement between the Participant and the Company (or any of its Affiliates, as applicable) as may be in effect (the “Service Agreement”), the Service Agreement shall control, and this Award Agreement shall be deemed to be modified accordingly so long as such modification is not expressly prohibited by the Plan.

1.                                      Grant of Option.  Pursuant to the Plan, the Company, on                   (the “Date of Grant”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and Option to purchase from the Company all or any part of an aggregate of                    shares of Common Stock at the Option price of                    per share, being not less than the Fair Market Value of such shares on the Date of Grant.  This Option is intended to be a nonqualified stock option and not an “incentive stock option” within the meaning of Section 422 of the Code.  This Option is exercisable as hereinafter provided.

2.                                      Terms and Conditions.  This Option is subject to the following terms and conditions:

a.                                      Expiration Date.  This Option shall expire ten years from the Date of Grant (the “Expiration Date”).

b.                                      Exercise of Option.  Except as provided in paragraphs 3, 4 and 5, this Option shall be exercisable with respect to twenty-five percent (25%) of the shares of Common Stock subject to this Option on the first annual anniversary of the Date of Grant (the “First Anniversary Date”) and with respect to an additional twelve and a half percent (12.5%) of the shares of Common Stock subject to this Option on the six-month anniversary of the First Anniversary Date and each six-month anniversary date thereafter through the fourth annual anniversary of the Date of Grant. If the foregoing schedule would produce fractional shares, the number of shares for which the Option becomes exercisable shall be rounded down to the nearest whole share. Once this Option has become exercisable in accordance with the preceding sentence it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraph 3, 4 or 5 or until the Option has expired pursuant to subparagraph 2(a).  A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Plan and this Agreement.

c.                                       Method of Exercising Option and Payment for Shares.  This Option shall be exercised by written notice delivered to the attention of the Company’s Chief Financial Officer at the Company’s principal office in New Jersey.  The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery.  Such notice shall be accompanied by payment of the Option price in full, in cash or cash equivalent acceptable to the Committee, or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under the Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise which, together with any cash or cash equivalent paid, is not less than the Option price for the number of shares for which this Option is being exercised.

d.                                      Nontransferability.  This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by Participant except by will or by the laws of descent and distribution.  During Participant’s lifetime, this Option may be exercised only by Participant.

e.                                       Agreement with Terms.  Execution of this Agreement by Participant or receipt of any benefits under this Agreement by Participant shall constitute Participant’s acknowledgement of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Option, and the Company shall administer this Agreement accordingly.

f.                                        Forfeiture. In the event of Participant’s termination of employment, any vested portion of this Option that is not exercised during the period specified in paragraph 3, paragraph 4 or paragraph 5 of this Agreement, as applicable, shall be forfeited upon the expiration of such period. Any portion of this Option that is unvested as of the date of Participant’s termination of employment shall be forfeited on such date.

3.                                      Exercise in the Event of Death.  In the event Participant dies before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date of Participant’s death.  In that event, this Option may be exercised, to the extent exercisable under subparagraph 2(b), by Participant’s estate or by the person or persons to whom his rights under this Option shall pass by will or the laws of descent and distribution.  Participant’s estate or such persons may exercise this Option within one (1)

year after Participant’s death or during the remainder of the period preceding the Expiration Date, whichever is shorter.

4.                                      Exercise in the Event of Permanent and Total Disability.  In the event Participant becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”) before the expiration of this Option pursuant to subparagraph 2(a), this Option shall be exercisable with respect to all or part of the shares of Common Stock that Participant was entitled to purchase under subparagraph 2(b) on the date he ceases to be employed by the Company and its Affiliates as a result of his becoming Permanently and Totally Disabled. In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b), within one (1) year after the date he ceases to be employed by the Company and its Affiliates as a result of his becoming Permanently and Totally Disabled or during the period preceding the Expiration Date, whichever is shorter.

5.                                      Exercise After Termination of Employment.  Except as provided in paragraphs 3 and 4 hereof, if the Participant ceases to be employed by the Company and its Affiliates prior to the Expiration Date, this Option shall be exercisable for all or part of the number of shares that the Participant was entitled to purchase under subparagraph 2(b), as well as set forth under any Service Agreement, on the date of Participant’s termination of employment. In that event, Participant may exercise this Option, to the extent exercisable under subparagraph 2(b) and/or under any Service Agreement, during the remainder of the period preceding the Expiration Date or until the date that is three (3) months (or such other period of time provided under any Service Agreement) after the date he ceases to be employed by the Company and its Affiliates, whichever is shorter.

6.                                      Notice.  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Participant at the address on the payroll records of the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.  Additionally, if such notice or communication is by the Company to the Participant, the Company may provide such notice electronically (including via email).  Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person or electronically.

7.                                      Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

8.                                      Tax Matters.

a.              Withholding. Participant shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, local or other taxes required by law to be withheld on account of such taxable event.  The Company shall have no obligation to deliver shares of

Common Stock until such withholding requirements have been fully satisfied by the Participant.

b.              Tax Obligations. Nothing in the Plan or in this Agreement shall be interpreted or construed to transfer any liability for any tax (including, without limitation, a tax or penalty due as a result of a failure to comply with Section 409A of the Code) due by the Participant to the Company, any Subsidiary or Affiliate, or to any other individual or entity, and the Company shall have no liability to the Participant, or any other party, thereto. The Participant acknowledges that the Company and its Subsidiaries and Affiliates: (a) make no representations or undertakings regarding the tax treatment in connection with any aspect of the Option; and (b) do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate the Participant’s tax liabilities.

9.                                      No Right to Continued Employment or Other Service.  Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate the Participant’s employment at any time or for any reason in accordance with the Company’s Bylaws, governing law and any applicable Service Agreement, nor shall any terms of the Plan or this Agreement confer upon Participant any right to continue his or her employment for any specified period of time.  Neither this Agreement nor any benefits arising under the Plan or this Agreement shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates.  If Participant is not an employee, nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate Participant’s service, (i) if a member of the Board, on the Board at any time or for any reason in accordance with the Company’s Bylaws and governing law, or (ii) if a non-employee consultant or advisor, in accordance with the terms of the contract with such consultant or advisor.  In no event shall any of the terms of the Plan or this Agreement itself confer upon Participant any right to continue his or her service for any specified period of time.

10.                               Adjustments Upon Certain Unusual or Nonrecurring Events or Other Events.  Upon certain unusual or nonrecurring events, or other events, the terms of this Option shall be adjusted by the Administrator pursuant to Section 15 of the Plan.

11.                               Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

12.                               Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

13.                               Award and Participant Bound by Plan.  Notwithstanding anything herein to the contrary, this Option and this Agreement shall be subject to and governed by all the terms and conditions of the Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14.                               Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

INSMED INCORPORATED

By:
Name:	[NAME]
Title:	[TITLE]

PARTICIPANT

[PARTICIPANT NAME]